Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BARNES & NOBLE EDUCATION, INC.

BARNES & NOBLE EDUCATION, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is BARNES & NOBLE EDUCATION, INC. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 5, 2012 (as amended and in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”), and the name under which the corporation was originally incorporated is NOOK Media Inc.

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective as of 12:01 a.m. Eastern Daylight Time on [•], 2015.

3. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Barnes & Noble Education, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State St. Ste B, City of Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [•] shares, consisting of (1) [•] shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”) and (2) [•] shares of Common Stock, par value $0.01 per share (the “Common Stock”). The number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2. 100,005 shares of the authorized and unissued Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred Stock”). Each share of Series A Preferred Stock has the rights, preferences, powers, privileges and restrictions, qualifications and limitations, as specified below.

(a)	Dividends.

(i) Cash Dividends. Series A Holders shall be entitled to receive, if, as and when declared by the Board, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative cash dividends payable quarterly in arrears on the last day of each of the Corporation’s fiscal quarters in each year, commencing with the Corporation’s current fiscal quarter; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which dividends are payable, a “Dividend Payment Date”). The period from and including any Dividend Payment Date (or, prior to the first Dividend Payment Date, from and including the Issue Date) to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock shall accrue daily at a rate per annum equal to the Dividend Rate of the Liquidation Preference Amount per share of Series A Preferred Stock. The record date for payment of quarterly dividends on the Series A Preferred Stock will be the 15th day of the calendar month which contains the relevant Dividend Payment Date or the 15th day of the prior month if the Dividend Payment Date is on or before the 15th day of a calendar month (each, a “Dividend Record Date”), and the record date for payment of dividends on the Series A Preferred Stock that were not declared and paid on the relevant Dividend Payment Date shall be a date that is established by the Board and which is not more than 45 days and not fewer then 10 days prior to the date on which such dividends are paid (each, an “Accumulated Dividend Record Date”), in each case whether or not such day is a Business Day. Notwithstanding anything to the contrary herein, (1) in the event that the Corporation does not redeem all outstanding shares of Series A Preferred Stock in accordance with Section 2(f)(ii) as a result of insufficient funds legally available therefor, then commencing on August 18, 2021, the Dividend Rate shall be increased to a rate equal to the Dividend Rate in effect as of the close of business on August 18, 2021 plus 2% per annum and an additional 2% per annum shall be added to such increased Dividend Rate on each anniversary thereafter on which any shares of Series A Preferred Stock remains outstanding and (2) in the event that the right of the Series A Holders to exercise the right to vote their shares of Series A Preferred Stock on an “as converted” basis or the shares of Common Stock issued upon conversion of the Series A Preferred Stock is enjoined, restricted or limited in any manner (other than pursuant to any stockholder rights plan) at any time following the Issue Date, then commencing on the Issue Date, the Dividend Rate shall be increased to a rate equal to the Dividend Rate in effect immediately prior to such date plus 2% per annum, until such date as all of such voting and consent rights are no longer enjoined, restricted or limited in any manner. The amount of dividends payable will be computed on the basis of a 365-day year.

(ii) Payment; Arrearages. Dividends shall be paid in cash when, as and if declared by the Board. If the Corporation fails to declare and pay a full dividend on the Series A Preferred Stock on a Dividend Payment Date, then dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall continue to accrue and cumulate at a rate per annum of 9 3⁄4% (or, if greater, a rate equal to the Dividend Rate in effect immediately prior to such Dividend Payment Date plus 2% per annum) of the Liquidation Preference Amount per share, payable quarterly on each Dividend Payment Date, in arrears, for the period from and including the first Dividend Payment Date (or the Issue Date, as applicable) upon which the Corporation fails to pay a full dividend on the Series A Preferred Stock through but not including the day upon which the Corporation pays in accordance with Section 2(a)(i) all dividends on the Series A Preferred Stock that are then in arrears, including any amounts of accrued and unpaid dividends that have been added to the Liquidation Preference Amount pursuant to clause (ii) of the definition thereof (for the avoidance of doubt, dividends following payment of such arrearages on the Series A Preferred Stock will accrue at a rate per annum of 7 3⁄4% (or, if greater, a rate equal to the then-current Dividend Rate less 2% per annum) of the Liquidation Preference Amount beginning on such day, subject to adjustment). Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period there have been funds of the Corporation legally available for the payment of such dividends.

(iii) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series A Preferred Stock have been declared and paid, including any accrued and unpaid dividends on Series A Preferred Stock that are then in arrears, or declared and a sum sufficient for the payment of those dividends has been set aside for the benefit of the Series A Holders thereof on the applicable Dividend Record Date, the Corporation will not, and will cause its Subsidiaries not to, declare or pay any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, or make any guarantee payment with respect thereto, other than:

(1) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a contractually binding stock repurchase plan, provided that such contract or plan was entered into prior to any default by the Corporation of its obligations to pay dividends on the Series A Preferred Stock;

(3) as a result of an exchange or conversion of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock;

(4) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(5) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; or

(6) distributions of Junior Stock or rights to purchase Junior Stock.

Except as provided below, for so long as any share of Series A Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date during a Dividend Period, all dividends declared upon shares of Series A Preferred Stock and any such Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the applicable Dividend Period per share of Series A Preferred Stock and any other Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the provisions of this Section 2(a), dividends may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and holders of shares of Series A Preferred Stock (x) will not be entitled to participate in those dividends, other than, at the election of the Series A Holder, through the receipt of Mirror Preferred Stock and Exchange Preferred Stock and (y) as and to the extent provided in Section 2(h) of this Article IV, will be entitled to an adjustment to the Conversion Rate as a result of such dividends.

(iv) Extraordinary Dividend. So long as any shares of Series A Preferred Stock are issued and outstanding, in the event that the Corporation declares and pays a dividend that is an Extraordinary Dividend, then each share of Series A Preferred Stock shall be entitled to participate in such dividend with the holders of Common Stock and receive an amount per share of Series A Preferred Stock equal to (A) the Per Share Amount on the Record Date for such dividend, multiplied by (B) the amount per share distributed or to be distributed in such Extraordinary Dividend in respect of a share of Common Stock. The Corporation shall not declare or pay any Extraordinary Dividend on or with respect to Junior Stock (other than the Common Stock). It shall be a condition to the declaration and payment of an Extraordinary Dividend on the Common Stock that the corresponding Extraordinary Dividend be declared and paid concurrently on the Series A Preferred Stock.

(v) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accumulated Dividend Record Date, the Series A Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accumulated Dividend Record Date, as applicable, other than through the inclusion in the Liquidation Preference Amount of the accrued and unpaid dividends through the Conversion Date as contemplated by Section 2(b)(i) below. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accumulated Dividend Record Date but prior to the corresponding Dividend Payment Date, the Series A Holder of such shares as of such Dividend Record Date or Accumulated Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(b)	Liquidation Rights.

(i) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Series A Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock upon liquidation and the rights of the Corporation’s creditors, to receive in full a liquidating distribution in the amount per share of Series A Preferred Stock equal to the per share liquidation preference of (i) the Original Liquidation Preference, plus (ii) all accrued but unpaid dividends thereon that were not paid on the relevant Dividend Payment Date and remain unpaid, together with any Extraordinary Dividends to which a share of Series A Preferred Stock is entitled under Section 2(a)(iv) and for which payment has not been made, in each case, as of the date of the liquidation, conversion, exchange or redemption, as applicable, plus (iii) without duplication of any amount included in the foregoing clause (ii), all accrued but unpaid dividends thereon since the immediately preceding Dividend Payment Date (or with regard to the first Dividend Payment Date, the Issue Date) as of the date of liquidation, conversion, exchange or redemption, as applicable, whether or not declared, out of assets of the Corporation legally available therefor (the sum of clauses (i), (ii) and (iii), the “Liquidation Preference Amount”); provided, however, that the calculation of Liquidation Preference Amount shall give effect to the adjustments, if any, required by Section 2(h)(iii)(3) of this Article IV. Series A Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 2(b).

(ii) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 2(a) to all Series A Holders and all holders of any Parity Stock having pari passu rights as to liquidation, the amounts distributed to the Series A Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(iii) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 2(b), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(c)	Right of the Series A Holders to Convert.

(i) Right to Consent. Each Series A Holder shall have the right, at his or her option, to convert each share of Series A Preferred Stock owned by such Series A Holder at any time into the number of shares of Common Stock (the “Per Share Amount”) equal to the product of (x) a fraction, the numerator of which is the Liquidation Preference Amount and the denominator of which is the Base Amount, multiplied by (y) the Conversion Rate in effect at such time (subject to the conversion procedures, and with the effect, set forth in Section 2(d)), plus cash in lieu of fractional shares as set out in Section 2(h)(1). The right of conversion may be exercised as to all or any portion of such Series A Holder’s Series A Preferred Stock from time to time.

(ii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the New York Stock Exchange if shares of Common Stock generally are so listed (or any other principal national securities exchange on which the Common Stock is listed or admitted to trading).

(d)	Conversion Procedures and Effect of Conversions.

(i) Conversion Procedure. A Series A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 2(d)(i):

(1) complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent;

(2) deliver to the Conversion Agent the certificate or certificates representing the shares of Series A Preferred Stock to be converted;

(3) if required, furnish appropriate endorsements and transfer documents; and

(4) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 2(o).

Clauses (2), (3) and (4) shall be conditions to the issuance of shares of Common Stock to the Series A Holders in the event of a Forced Conversion at the option of the Corporation pursuant to Section 2(g).

The “Conversion Date” means (i) the date on which a Series A Holder complies with the procedures in this Section 2(d)(i) or (ii) the date or time specified by the Corporation for a Forced Conversion pursuant to Section 2(g), in each case, with regard to shares of Series A Preferred Stock subject to such conversion.

(ii) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(iii) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant conversion procedures contained in Section 2(d)(i) (and in any event no later than three Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares, together with any securities or other property issuable thereon). Such delivery of shares of Common Stock, securities or other property shall be made by book-entry. In the event that a Series A Holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash (including payments of cash in lieu of fractional shares), securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Series A Holder and in the manner shown on the records of the Corporation.

(iv) No Adjustment. Except pursuant to Section 2(h), no adjustment to shares of Series A Preferred Stock being converted on a Conversion Date or to the shares of Common Stock deliverable to the Series A Holders upon the conversion thereof shall be made in respect of dividends payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date.

(v) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Section 2 of Article IV, or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and any filing required by the General Corporation Law of the State of Delaware become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to this Article IV.

(e)	Change of Control Sale.

(i) Change of Control. In the event of a Change of Control, each Series A Holder of outstanding shares of Series A Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the Change of Control Effective Date, to require the Corporation to purchase, out of funds legally available therefor, any or all of its shares of Series A Preferred Stock at a purchase price per share, payable in cash, equal to 101% of the Liquidation Preference Amount (a “Change of Control Sale”).

(ii) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Corporation anticipates consummating the Change of Control (or, if later, promptly after the Corporation discovers that the Change of Control will occur), a written notice shall be sent by or on behalf of the Corporation, by overnight courier to the Series A Holders as they appear in the records of the Corporation. Such notice shall contain:

(1) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); and

(2) the date, which shall be 20 Business Days after the anticipated Change of Control Effective Date, by which the Change of Control Sale option must be exercised.

(iii) Final Change of Control Notice. On the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Corporation, by overnight courier to the Series A Holders as they appear in the records of the Corporation. Such notice shall contain:

(1) the date, which shall be no less than 20 Business Days after the Change of Control Effective Date, by which the Change of Control Sale option must be exercised;

(2) the amount of cash payable per share of Series A Preferred Stock and the purchase date for such shares, which shall be no less than 10 and no greater than 20 Business Days from the date by which the Change of Control Sale option must be exercised; and

(3) the instructions a Series A Holder must follow to exercise its Change of Control Sale option in connection with such Change of Control.

(iv) Change of Control Sale Procedure. To exercise a Change of Control Sale option, a Series A Holder must, no later than 5:00 p.m., New York City time, on the date by which such option must be exercised, surrender to the Conversion Agent the shares of Series A Preferred Stock to be sold and indicate that it is exercising its Change of Control Sale option, as applicable.

(v) Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Corporation shall deliver or cause to be delivered to the Series A Holder by mail or wire transfer the purchase price payable upon the purchase by the Corporation of such Series A Holder’s shares of Series A Preferred Stock.

(vi) Unsold Shares Remain Outstanding. If a Series A Holder does not elect to exercise the Change of Control Sale option pursuant to this Section 2(e) with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for settlement will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled.

(vii) Partial Exercise of Change of Control Sale. In the event that a Change of Control Sale is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Series A Holder, upon such Change of Control Sale the Corporation shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Series A Holder, at the expense of the Corporation, a certificate evidencing the shares of Series A Preferred Stock held by the Series A Holder as to which a Change of Control Sale was not effected.

(f)	Redemption.

(i) Optional Redemption. The Series A Preferred Stock may be redeemed, in whole, but not in part, at any time after August 17, 2016, at the option of the Corporation out of funds legally available therefor (but subject to the right of the Series A Holders to convert the shares of Series A Preferred Stock into shares of Common Stock prior to the Optional Redemption Date set forth in the Notice of Redemption pursuant to Section 2(f)(iii)) at a redemption price per share, payable in cash, equal to the Liquidation Preference Amount.

(ii) Mandatory Redemption. On August 18, 2021, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at a redemption price per share, payable in cash, equal to the Liquidation Preference Amount. If there is not a sufficient amount of funds legally available to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall, to the extent permitted by applicable law, take action to reduce its capital or otherwise increase its aggregate capital surplus in order to make funds legally available for such redemption. To the extent thereafter that the Corporation has insufficient funds legally available to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall use any funds legally available therefor to redeem the Series A Preferred Stock on a pro rata basis with respect to each Series A Holder and shall redeem the remaining portion of the Series A Preferred Stock as promptly as reasonably practicable after the Corporation has sufficient funds legally available to effect such redemption. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after August 17, 2021 shall continue to accrue dividends in accordance with the provisions in Section 2(a) for so long as such shares remain outstanding, and the Series A Holders shall retain the right to convert their shares of Series A Preferred Stock into Common Stock pursuant to the terms of this Section 2 of Article IV; provided, however, that the Corporation shall no longer have the right to force the conversion of the Series A Preferred Stock into shares of Common Stock pursuant to Section 2(g).

(iii) Redemption Procedure. In order to exercise the redemption right described in this Section 2(f), the Corporation shall provide notice of such redemption to each Series A Holder (such notice, a “Notice of Redemption”). In the case of a redemption pursuant to Section 2(f)(i), the date and time of redemption selected by the Corporation (the “Optional Redemption Date”), shall be no less than 30 days and no greater than 60 days after the date on which the Corporation provides such Notice of Redemption. In addition to any information required by applicable law or regulation, the Notice of Redemption shall state, as appropriate:

(1) in the case of a redemption pursuant to Section 2(f)(i), the Optional Redemption Date;

(2) the redemption price; and

(3) the instructions a Series A Holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the redemption price.

(iv) Effectiveness of Redemption. If the Notice of Redemption has been duly given and if on or before the redemption date all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the Series A Holders, with a bank or trust Corporation doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share of Series A Preferred Stock so called for redemption has not been surrendered, on and after the redemption date dividends shall cease to accrue on all shares of Series A Preferred Stock so called for redemption, all shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the Series A Holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Series A Holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such shares of Series A Preferred Stock.

(g)	Forced Conversion at the Option of the Corporation.

(i) Forced Conversion. The Corporation shall have the right, at its option, to cause each outstanding share of the Series A Preferred Stock to be converted into the number of shares of Common Stock equal to the Per Share Amount (plus cash in lieu of fractional shares as set forth in Section 2(h)(1)) if, for 20 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day preceding the date the Corporation delivers a Notice of Forced Conversion, the VWAP of the Common Stock on each of such 20 consecutive Trading Days exceeds 150% of the Conversion Price of the Series A Preferred Stock (a “Forced Conversion”).

(ii) Notice of Forced Conversion. In order to effect a Forced Conversion, the Corporation shall provide notice of such conversion to each Series A Holder (such notice, a “Notice of Forced Conversion”). The Conversion Date for such Forced Conversion shall be a date selected by the Corporation and shall be no less than 10 Business Days and no greater than 20 Business Days after the date on which the Corporation provides such Notice of Forced Conversion. In addition to any information required by applicable law or regulation, the Notice of Forced Conversion shall state, as appropriate:

(1) the Conversion Date for the Forced Conversion; and

(2) the Conversion Rate as in effect on the date of the Notice of Forced Conversion (subject to adjustment as set forth herein) and the number of shares of Common Stock to be issued to such Series A Holder upon conversion of each share of Series A Preferred Stock held by such Series A Holder.

(h)	Anti-Dilution Adjustments.

(i) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(1) the issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x (OS1 / OS0)

CR0 =	the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 =	the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 =	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of shares of Common Stock equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of shares of Common Stock).

Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the open of business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) the dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than a distribution of rights issued pursuant to a stockholders rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of Section 2(h)(i)(5) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring 60 days or less from the date of issuance thereof, at less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 =	CR0 x [(OS0 + X) / (OS0 + Y)]

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 =	the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to the open of business on the Trading Day immediately following the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(3) the Corporation or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 2(h)(i)(4) or 2(h)(iii)(3)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day prior to the last day (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), in which event the Conversion Rate will be increased based on the following formula:

CR1 =	CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 =	the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV =	the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS1 =	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares

OS0 =	the number of shares of Common Stock outstanding immediately before the Expiration Time, including any Purchased Shares

SP1 =	the arithmetic average of the VWAP for each of the 10 consecutive full Trading Days ending on the Trading Day immediately succeeding the Expiration Date

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to the open of business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(4) the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (subject to an exception for cash in lieu of fractional shares) shares of any class of Capital Stock (other than Common Stock as covered by Section 2(h)(i)(1)), evidences of its indebtedness, assets, other property or securities or rights, options or warrants to acquire Capital Stock or other securities, but excluding (A) dividends or distributions referred to in Section 2(h)(i)(1) hereof, (B) rights, options or warrants referred to in Section 2(h)(i)(2) hereof or distributed in connection with a stockholder rights plan (in which event the provisions of Section Section 2(h)(i)(5) to the extent applicable shall apply), (C) dividends or distributions paid exclusively in cash (which, to the extent applicable, are required to be paid to the Series A Holders pursuant to Section 2(a)), or (D) Distribution Transactions as to which the provision set forth below in this Section 2(h)(i)(4) shall apply or as to which the Holder makes an election pursuant to Section 2(h)(iii)(3)to receive Mirror Preferred Stock and Exchange Preferred Stock (any of such shares of Capital Stock, indebtedness, assets, property or rights, options or warrants to acquire Common Stock or other securities, hereinafter in this Section 2(h)(i)(4) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 =	CR0 x [SP0 / (SP0 - FMV)]

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 =	the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 =	the Current Market Price as of the Record Date for such dividend or distribution

FMV =	the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution

With respect to an adjustment pursuant to this Section 2(h)(1)(4) in connection with a Distribution Transaction, the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CR1 =	CR0 x [(FMV + MP0) / MP0]

CR0 =	(x) the Exchange Ratio, multiplied by (y) the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 =	the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV =	(x) the Distribution Ratio, multiplied by (y) the arithmetic average of the volume-weighted average prices for a share of the capital stock or similar equity interest distributed to holders of Common Stock on the principal U.S. securities exchange on which such capital stock or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or equity interest on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation), for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction (such arithmetic average, the “Distributed Company VWAP”)

MP0 =	(x) the Exchange Ratio, multiplied by (y) the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction (such arithmetic average, the “Distributing Company VWAP”)

(5) If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Series A Holders of such shares will receive, in addition to the shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 2(h)(i)(2) (without giving effect to the 60-day limit on the exercisability of rights, options and warrants ordinarily subject to such Section 2(h)(i)(2)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section 2(h)(i)(1). Notwithstanding the preceding provisions of this paragraph, no adjustment shall be required to be made to the Conversion Rate with respect to any Series A Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Series A Holder who receives Series A Preferred Stock in such transfer after the time such Series A Holder becomes, or its affiliate or associate becomes, an “acquiring person.”

(ii) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(iii) When No Adjustment Required.

(1) Except as otherwise provided in Section 2(h), the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(2) Except as otherwise provided in Section 2(h), no adjustment of the Conversion Rate need be made as a result of the issuance of, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(3) In the event the Corporation proposes to effect a Distribution Transaction, the Corporation shall provide each Series A Holder with written notice describing such Distribution Transaction not more than 60 Business Days and not less than 20 Business Days prior to the effective date of such Distribution Transaction. Each Series A Holder that has elected, by giving notice to the Corporation pursuant to Section 2(s) of this Article IV, to receive Mirror Preferred Stock and Exchange Preferred Stock in lieu of the adjustment set forth in Section 2(h)(i)(4)of this Article IV will have the right to exchange such number of shares of Series A Preferred Stock as such Series A Holder shall designate, effective as of the effective date of the Distribution Transaction, for an equivalent number of shares of Exchange Preferred Stock of the Corporation and an equivalent number of shares of Mirror Preferred Stock of the Distributed Entity. It shall be a condition to the right of the Corporation to complete a Distribution Transaction that the Corporation has provided the Series A Holders with notice of the pending Distribution Transaction and the opportunity to elect between the adjustment described in Section 2(h)(i)(4) of this Article IV and the receipt of Mirror Preferred Stock and Exchange Preferred Stock described in this Section 2(h)(iii)(3). The sum of the initial liquidation preference amounts of a share of Exchange Preferred Stock and a share of Mirror Preferred Stock delivered in exchange for a share of Series A Preferred Stock will equal the Liquidation Preference Amount of a share of Series A Preferred Stock on the effective date of the Distribution Transaction. A share of Mirror Preferred Stock received in respect of each share of Series A Preferred Stock will have an initial liquidation preference amount equal to the product of (i) the Liquidation Preference Amount of a share of Series A Preferred Stock exchanged therefor and (ii) the quotient of (x) the Distributed Company VWAP multiplied by the Distribution Ratio applicable to such Distribution Transaction and (y) the sum of (1) the Distributed Company VWAP multiplied by the Distribution Ratio plus (2) the Distributing Company VWAP multiplied by the Exchange Ratio (as defined below). A share of Exchange Preferred Stock received in respect of each share of Series A Preferred Stock will have an initial liquidation preference amount equal to the difference between the Liquidation Preference Amount of a share of Series A Preferred Stock exchanged therefore and the initial liquidation preference amount of a share of Mirror Preferred Stock as determined by the immediately preceding sentence. The Base Amount for purposes of Section 2(c) shall be allocated between the Mirror Preferred Stock and the Exchange Preferred Stock in the same proportion as the Liquidation Preference Amount of a share of Series A Preferred Stock is allocated between the initial liquidation preference amount of a share of Mirror Preferred Stock and the initial liquidation preference amount of a share of Exchange Preferred Stock pursuant to this Section 2(h)(iii)(3).

Each of the Mirror Preferred Stock and the Exchange Preferred Stock will have an initial conversion rate equal to the Conversion Rate applicable to the Series A Preferred Stock immediately following the Distribution Transaction (without giving effect to any adjustment under Section 2(h)(i)(4)with respect to such Distribution Transaction), except as described below:

a) To the extent the Distribution Transaction results in a reduction of the number of outstanding shares of Common Stock, the initial conversion rate applicable to the Exchange Preferred Stock will instead equal the product of (x) the Conversion Rate on the effective date of the Distribution Transaction (without giving effect to any adjustment under Section 2(h)(i)(4) with respect to such Distribution Transaction) and (y) the quotient of (1) the number of outstanding shares of Common Stock immediately following the effective date of the Distribution Transaction and (2) the number of outstanding shares of Common Stock immediately prior to the effective date of the Distribution Transaction (clause (y), the “Exchange Ratio”); and

b) To the extent the Distribution Ratio is greater or less than one, the initial conversion rate applicable to the Mirror Preferred Stock will instead equal the product of (x) the Conversion Rate on the effective date of the Distribution Transaction (without giving effect to any adjustment under Section 2(h)(i)(4)with respect to such Distribution Transaction) and (y) the Distribution Ratio.

The Mirror Preferred Stock will have a Conversion Price equal to the dollar amount obtained by dividing (I) the product of (x) Base Amount multiplied by (y) the quotient of (1) the Distributed Company VWAP multiplied by the Distribution Ratio, divided by (2) the sum of (A) the Distributed Company VWAP multiplied by the Distribution Ratio and (B) the Distributing Company VWAP multiplied by the Exchange Ratio, by (II) the Conversion Rate applicable to the Mirror Preferred Stock.

The Exchange Preferred Stock will have a Conversion Price equal to the dollar amount obtained by dividing (I) the product of (x) Base Amount multiplied by (y) the quotient of (1) the Distributing Company VWAP multiplied by Exchange Ratio, divided by (2) the sum of (A) the Distributed Company VWAP multiplied by the Distribution Ratio and (B) the Distributing Company VWAP multiplied by the Exchange Ratio, by (II) the Conversion Rate applicable to the Exchange Preferred Stock.

(4)	No adjustment to the Conversion Rate need be made:

a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

b) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries or of any employee agreements or arrangements or programs;

c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of [•]; or

d) for a change in the par value of the Common Stock.

(iv) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 2(h) shall cause an adjustment to each such Conversion Rate as so adjusted.

(v) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 2(h) under more than one subsection hereof (other than where Series A Holders are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 2(h) is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(vi) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 2(h), as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(vii) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under Section 2(h), the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 2(h)(vi):

(1) compute the adjusted applicable Conversion Rate in accordance with this Section 2(h) and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the Series A Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(viii) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Series A Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to Section 2(h)(vii) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 2(h).

(ix) Fractional Shares. No fractional shares of Common Stock will be delivered to the Series A Holders upon conversion. In lieu of fractional shares otherwise issuable, Series A Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a Series A Holder upon the conversion of such Series A Holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Series A Holder that are being converted on any single Conversion Date.

(i)	Adjustment for Reorganization Events.

(i)	Reorganization Events. In the event of:

(1) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities;

(each of which is referred to as a “Reorganization Event”) each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Series A Holders and subject to Section 2(i)(v), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date, other than to the extent accrued and unpaid dividends have been added to the Liquidation Preference Amount (whether pursuant to clause (ii) or (iii) of the definition thereof)) that the Series A Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Series A Holder converted its share of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event, assuming that such Series A Holder is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 2(i)(i), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(ii) Exchange Property Election. In the event that the holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property that the Series A Holders shall be entitled to receive shall be determined by the Series A Holders of a majority of the outstanding shares of Series A Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Stock and based on the Per Share Amount as of the effective date of the Reorganization Event, determined as if the references to “share of Common Stock” in this Section 2 were to “units of Exchange Property.”

(iii) Successive Reorganization Events. The above provisions of this Section 2(i) shall similarly apply to successive Reorganization Events and the provisions of Section 2(h) shall apply to any shares of Capital Stock (or capital stock of any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(iv) Reorganization Event Notice. The Corporation (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Series A Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 2(i).

(v) Limitations. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 2(i), and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 2(i)(i)(2), an exchange of Series A Preferred Stock for the stock of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Section 2.

(j)	Voting Rights.

(i) Votes with Common Stock. The Series A shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of the holders of Common Stock (together with any other class or series of Capital Stock then entitled to vote with the Common Stock), except as required herein or by applicable law. Each Series A Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Series A Holder could then be converted pursuant to Section 2(c) at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed. The Series A Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the By-laws.

(ii) One Vote Per Share. Each Series A Holder will have one vote per share on any matter on which Series A Holders are entitled to vote separately as a class, whether at a meeting or by written consent.

(k) Preemptive Rights. Except as provided in an agreement between the Corporation and one or more Series A Holders, the Series A Holders shall not have any preemptive rights.

(l) Creation of Capital Stock. Notwithstanding anything set forth in this Section 2, the Board, or any duly authorized committee thereof, without the vote of the Series A Holders, may authorize and issue additional shares of Capital Stock.

(m) No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(n) Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Series A Holders.

(o)	Taxes.

(i) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(ii) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Series A Holders.

(p) Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under this Section 2) with postage prepaid, addressed: (i) if to the Corporation, to its office at Barnes & Noble Education, Inc., 120 Mountain View Blvd Basking Ridge, NJ 07920 (Attention: General Counsel), (ii) if to any Series A Holder, to such Series A Holder at the address of such Series A Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Series A Holder, as the case may be, shall have designated by notice similarly given.

(q)	Facts Ascertainable.

(i) When the terms of this Section 2 refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. The secretary of the Corporation shall also maintain a written record of the Issue Date, the number of shares of Series A Preferred Stock issued to a Series A Holder and the date of each such issuance, and shall furnish such written record free of charge to any stockholder who makes a request therefor.

(ii) If any voting right identified in Section 2(a)(i)(2) hereof is enjoined, restrained or limited, the increase in the Dividend Rate provided for in Section 2(a)(i)(2) in lieu of such voting right shall be the sole and exclusive remedy for such injunction, restriction or limitation, and no Series A Holder shall have any other remedy in respect thereto.

(r) Waiver. Notwithstanding any provision in this Section 2 to the contrary, any provision contained herein and any right of the Series A Holders granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board (or an authorized committee thereof) and the Series A Holders of a majority of the shares of Series A Preferred Stock then outstanding.

(s) Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

(t) Adjustment in Shares Numbers. If, after the Issue Date, there is a subdivision, split, stock dividend, combination, reclassification or similar event (“Adjustment Event”) with respect to the Series A Preferred Stock, then upon the effectiveness of such Adjustment Event all references in Section 2(j) to specific numbers of such shares shall automatically be adjusted proportionately, so that the Series A Holders of such shares will retain the same rights under Section 2(j) immediately following the effectiveness of such Adjustment Event as they did immediately prior thereto.

(u) Definitions. For purposes of this Section 2,

“Accumulated Dividend Record Date” has the meaning set forth in Section 2(a)(i).

“Adjustment Event” has the meaning set forth in Section 2(t).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Base Amount” means the initial base amount calculated in accordance with Section 10(c)(iii) of the B&N Series J Certificate of Designations, treating the Series A Preferred Stock as “Mirror Preferred Stock” for purposes of such section, subject to adjustment as provided in Section 2(h)(iii)(3).

“B&N Series J Certificate of Designations” means the certificate of designations dated August 8, 2011, with respect to the Series J Preferred Stock, par value $.001 per share, of Barnes & Noble, Inc.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Change of Control” means (i) a “Change of Control” as defined in the Credit Agreement as in effect on the Issue Date and (ii) any equivalent concept that results in an event of default or gives rise to a right of repayment or acceleration contained in the documents governing any replacement credit facility disregarding any portion thereof relating to “continuing directors”; provided that a transaction that would otherwise be a “Change of Control” shall not be a “Change of Control” for purposes of this Section 2 if (x) it results from the acquisition of beneficial ownership of shares of Capital Stock by any beneficial owner of Series A Preferred Stock or (y) the transaction constituting a Change of Control is a merger, consolidation or similar transaction that results in the conversion of all of the outstanding shares of Series A Preferred Stock into the right to receive an aggregate amount in cash equal to the amount such Series A Holders would receive if all Holders exercised the Change of Control Sale option in accordance with Section 2(e).

“Change of Control Effective Date” has the meaning set forth in Section 2(e)(i).

“Change of Control Sale” has the meaning set forth in Section 2(e)(i).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for such purpose.

“Constituent Person” has the meaning set forth in Section 2(i)(i).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 2(d)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, the conversion price calculated in accordance with Section 10(c)(iii) of B&N Series J Certificate of Designations, treating the Series A Preferred Stock as “Mirror Preferred Stock” for purposes of such section.

“Conversion Rate” means the initial conversion rate calculated in accordance with Section 10(c)(iii) of the B&N Series J Certificate of Designations, treating the Series A Preferred Stock as “Mirror Preferred Stock” for purposes of such section. Conversion Rate is subject to adjustment as set forth herein.

“Credit Agreement” means that certain Credit Agreement dated as of [•], 2015, among the Company, the borrowers thereunder, the guarantors thereunder, Bank of America, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, and the other lenders and agents.

“Current Market Price” per share of Common Stock as of a Record Date for any issuance, distribution, dividend or other action means the arithmetic average of the VWAP per share of Common Stock, for each of the ten consecutive full Trading Days ending on the Trading Day before the Record Date with respect to such issuance, distribution, dividend or other action, appropriately adjusted to take into account the occurrence during such period of any event described in Section 2(h).

“Distributed Company VWAP” has the meaning set forth in Section 2(h)(i)(4).

“Distributed Entity” means any Subsidiary of the Corporation distributed in a Distribution Transaction.

“Distributed Property” has the meaning set forth in Section 2(h)(i)(4).

“Distributing Company VWAP” has the meaning set forth in Section 2(h)(i)(4).

“Distribution Ratio” means the number of shares (or fraction of a share) of the Distributed Entity received in respect of or in exchange for, as applicable, a share of Common Stock in the Distribution Transaction.

“Distribution Transaction” means any transaction by which a Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” has the meaning set forth in Section 2(a)(i).

“Dividend Period” has the meaning set forth in Section 2(a)(i).

“Dividend Rate” means 7 3⁄4% per annum, or, to the extent and during the period with respect to which such rate has been adjusted as provided herein, such adjusted rate.

“Dividend Record Date” has the meaning set forth in Section 2(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Preferred Stock” means a series of convertible preferred stock of the Corporation having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that (i) the initial liquidation preference, the Base Amount, the Conversion Rate and the Conversion Price thereof will be determined as provided in Section 2(h)(iii)(3), and (ii) the running of any time periods pursuant to the terms of the Series A Preferred Stock shall be tacked to the corresponding time periods in the Exchange Preferred Stock.

“Exchange Property” has the meaning set forth in Section 2(i)(i).

“Exchange Ratio” has the meaning set forth in Section 2(h)(iii)(3).

“Expiration Date” has the meaning set forth in Section 2(h)(i)(3).

“Expiration Time” has the meaning set forth in Section 2(h)(i)(3).

“Extraordinary Dividend” means any dividend payable in cash to the holders of Common Stock which, when taken together with any cash dividends paid to such holders during the prior three fiscal quarters of the Corporation, exceeds the net income of the Corporation for such three fiscal quarters taken together with the estimated net income for the quarter in which such dividend is proposed to be paid, with such estimate to be determined by the Board, or an authorized committee thereof, acting in good faith.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, or an authorized committee thereof, acting in good faith.

“Forced Conversion” has the meaning set forth in Section 2(g)(i).

“Issue Date” means, with respect to any share of Series A Preferred Stock, the date of initial issuance of such share of Series A Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of Capital Stock now existing or hereafter authorized other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Preference Amount” has the meaning set forth in Section 2(b)(i).

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Mirror Preferred Stock” means a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that (i) the initial liquidation preference, the Base Amount, the Conversion Rate and the Conversion Price thereof will be determined as provided in Section 2(h)(iii)(3), (ii) the running of any time periods pursuant to the terms of the Series A Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock and (iii) the Mirror Preferred Stock shall be convertible into the kind of securities of the Distributed Entity that the holders of Common Stock received in the Distribution Transaction.

“Notice of Forced Conversion” has the meaning set forth in Section 2(g)(ii).

“Notice of Redemption” has the meaning set forth in Section 2(f)(iii).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer, the Controller or the Treasurer.

“Optional Redemption Date” has the meaning set forth in Section 2(f)(iii).

“Original Liquidation Preference” means the initial liquidation preference of a share of Series A Preferred Stock calculated in accordance with Section 10(c)(iii) of the B&N Series J Certificate of Designations, treating the Series A Preferred Stock as “Mirror Preferred Stock” for purposes of such Section.

“Parity Stock” means any class or series of Capital Stock hereafter authorized that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Per Share Amount” has the meaning set forth in Section 2(c)(i).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or other entity.

“Purchased Shares” has the meaning set forth in Section 2(h)(i)(3).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”

“Reorganization Event” has the meaning set forth in Section 2(i)(i).

“Senior Stock” means any class or series of Capital Stock hereafter authorized that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Corporation.

“Series A Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Subsidiary” means any company or corporate entity for which the company owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such Corporation or corporate entity).

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means the Corporation acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns.

“Trigger Event” has the meaning set forth in Section 2(h)(i)(5).

“U.S.” means the United States of America.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “[BNED] UN Equity VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation).

SECTION 3. The Board of Directors of the Corporation (the “Board of Directors” or the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

SECTION 1. The directors, other than those who may be elected by the holders of Preferred Stock pursuant to resolutions of the Board of Directors, adopted pursuant to the provisions of this Amended and Restated Certificate of Incorporation, establishing any series of Preferred Stock and granting to holders of shares of such series of Preferred Stock rights to elect additional directors under specified circumstances, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, one class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 2016, another class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 2017 and another class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 2018, with the members of each class to hold office until their successor have been elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, the number of the directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

SECTION 3. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the Board of Directors, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-laws of the Corporation (the “By-laws”). Any director elected in accordance with the preceding sentence of this Section 3 shall hold office until the third annual meeting of stockholders next following his or her election and until such director’s successor shall have been elected and qualified.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of the Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Section 2 of Article IV of this Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

SECTION 1. To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 2. To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

SECTION 3. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.